SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 26 , 2008

.

QUALSEC

(Exact name of registrant as specified in its charter)

Wyoming

(State or other jurisdiction of incorporation)

          0-52907

           20-5776355

(Commission File Number)

(IRS Employer Identification No.)

1770 N. Research Pkwy. Suite 181, North Logan, Utah  84341

(Address of principal executive offices)

(Zip Code)

Registrant's telephone number, including area code:  (435) 713-0566

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[] Written communications pursuant to Rule 425 under the Securities Act

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.02.

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

By agreement dated August 21, 2008, executed and delivered on August 26 , 2008, but effective August 16, 2008, Dr. Arden A. Kelton resigned as an officer and director of Qualsec. Dr. Kelton was not a member of any ~~any~~ Board committees.

Under a Release and Settlement Agreement, Dr. Kelton agreed to terminate his Employment Agreement; resigned as an officer and director; entered into a Consulting Agreement with Qualsec; transferred 54,700,000 of his shares of Qualsec common stock (retaining ownership of 15,300,000 shares) to Qualsec Partners, LLC; and retained his employee stock options to purchase 1,000,000 shares. The Registrant’s obligations for deferred salary owed to Dr. Kelton were not cancelled by the Release and Settlement Agreement.  Dr. Kelton agreed to lock up his remaining 15,300,000 shares for 365 days.

The Consulting Agreement provides for Dr. Kelton to perform consulting services to the Registrant on an as needed basis at a compensation of $2,500 per month, but subject to the Registrant receiving continuing funding for its business. The Consulting Agreement may be terminated upon no less than 60 days’ written notice to Dr. Kelton.

A copy of the Consulting Agreement, Stock Agreement, and  Release and Settlement Agreement are filed as exhibits to this Current Report on Form 8-K.    The Registrant will provide  Dr. Kelton  with a copy of this Current Report on Form 8-K no later than the day of its filing with the Securities and Exchange Commission and will provide them with the opportunity to provide a letter to the Registrant indicating whether he agrees or disagrees with the statements made in this paragraph. Dr. Kelton is not obligated to furnish a letter.

Item 9.01.  Financial Statements and Exhibits

(a)

Financial Statements.

None

(b) Exhibits

10.7, Consulting Agreement between Qualsec and Dr. Arden A. Kelton.

10.8 Release and Settlement Agreement between Qualsec and Dr. Arden A. Kelton .

10.9 Stock Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: September  2, 2008

QUALSEC

By: /s/ Joel Hand

     Joel Hand

      Chief Executive Officer